                                                                    EXHIBIT 99.2

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                            March 31,            December 31,
                                                                              2000                    1999
                                                                          -----------            ------------
ASSETS
    Current assets:
       Cash and cash equivalents                                          $    30,816             $    31,372
       Marketable securities                                                  908,597                 700,750
       Accounts receivable, net                                                63,192                  60,768
       Inventories, net                                                        44,074                  37,946
       Other current assets                                                     7,721                   6,736
                                                                          -----------             -----------
         Total current assets                                               1,054,400                 837,572

    Property and equipment, net                                                59,236                  56,914
    Other assets                                                                9,227                   7,289
                                                                          -----------             -----------
         TOTAL ASSETS                                                     $ 1,122,863             $   901,775
                                                                          ===========             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
       Accounts payable                                                   $    22,193             $    19,868
       Accrued liabilities                                                     30,805                  28,818
       Deferred tax liabilities                                               278,206                 205,529
                                                                          -----------             -----------
         Total current liabilities                                            331,204                 254,215

    Long-term liabilities                                                       2,453                   2,496

    Commitments and contingencies

    Stockholders' equity:
       Preferred stock, $0.01 par value; 5,000,000 shares authorized,
         no shares issued and outstanding                                          --                      --
       Common stock, $0.01 par value; 200,000,000 shares authorized in 2000 and 1999; 79,926,717 and 77,107,834 shares
         issued and outstanding in 2000 and 1999, respectively                    799                     790
       Deferred stock compensation                                                (96)                    (96)
       Additional paid-in capital                                             253,362                 238,074
       Notes receivable from stockholders                                         (97)                   (241)
       Accumulated other comprehensive income                                 201,298                 100,968
       Retained earnings                                                      333,940                 305,569
                                                                          -----------             -----------
         Total stockholders' equity                                           789,206                 645,064
                                                                          -----------             -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 1,122,863             $   901,775
                                                                          ===========             ===========

            See notes to condensed consolidated financial statements

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                                        Three Months Ended March 31,
                                                        ----------------------------
                                                          2000                1999
                                                        --------            --------

Revenues                                                 $85,419            $67,600
Cost of revenues                                          45,904             37,213
                                                         -------            -------
      Gross profit                                        39,515             30,387
                                                         -------            -------

Operating expenses:
   Research and development                               14,672             11,813
   Selling, general, and administrative                   16,806             16,103
                                                         -------            -------
      Total operating expenses                            31,478             27,916
                                                         -------            -------

Operating income                                           8,037              2,471

Other income, net                                         34,950              1,468
                                                         -------            -------
Income before income taxes                                42,987              3,939

Income taxes                                              14,616              1,484
                                                         -------            -------

Net income                                               $28,371            $ 2,455
                                                         =======            =======
Basic net income per share                               $  0.36            $  0.03
                                                         =======            =======

Shares used in basic per share computations               79,624             76,615
                                                         =======            =======

Diluted net income per share                             $  0.33            $  0.03
                                                         =======            =======

Shares used in diluted per share computations             84,968             79,729
                                                         =======            =======

            See notes to condensed consolidated financial statements

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)



                                                                             Three Months Ended March 31,
                                                                            ------------------------------
                                                                              2000                  1999
                                                                            ---------             --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                               $  28,371             $  2,455
   Adjustments to reconcile net income to net cash provided by operating activities:
      Tax benefit from option exercises                                         9,390                1,916
      Depreciation and amortization                                             3,025                2,783
      Allowance for uncollectible accounts and returns                           (469)                  92
      Deferred income taxes                                                     5,861                  333
      Changes in operating assets and liabilities:
         Accounts receivable                                                   (1,955)              10,030
         Inventories                                                           (6,128)               5,811
         Other assets                                                           2,783                  807
         Accounts payable                                                       2,325                  622
         Other liabilities                                                      1,933                3,117
                                                                            ---------             --------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                           45,136               27,966
                                                                            ---------             --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of marketable securities                                        (144,305)             (69,838)
   Maturities of marketable securities                                         76,189               50,912
   Sales of marketable securities                                              27,130               17,578
   Purchase of property and equipment                                          (5,289)              (5,900)
   Investment in development-stage company                                     (5,468)                  --
                                                                            ---------             --------
           NET CASH USED IN INVESTING ACTIVITIES                              (51,743)              (7,248)
                                                                            ---------             --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of common stock options and warrants                  6,051                1,829
                                                                            ---------             --------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                            6,051                1,829
                                                                            ---------             --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (556)              22,547

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                 31,372               20,782
                                                                            ---------             --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                    $  30,816             $ 43,329
                                                                            =========             ========

            See notes to condensed consolidated financial statements

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


NOTE 1  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. While these financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the results of the interim period, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements and notes should be read in conjunction with the supplemental consolidated financial statements and notes thereto contained in this Current Report on Form 8-K for the year ended December 31, 1999.

The unaudited condensed consolidated financial statements include Advanced Fibre Communications, Inc., and its subsidiaries (AFC). Significant intercompany transactions and accounts have been eliminated. Certain prior period amounts have been reclassified to conform with the current period presentation.

We generally operate on 13-week fiscal quarters ending on the last Saturday of each fiscal period. For presentation purposes only, the fiscal periods are shown as ending on the last day of the month of the respective fiscal period. The results of operations for the three month period ended March 31, 2000 are not necessarily indicative of the operating results for the full year.

NOTE 2  INVENTORIES

Inventories are valued at the lower of first-in, first-out cost or market and consisted of the following (in thousands):

                     March 31,   December 31,
                       2000         1999
                     ---------   ------------
Raw materials         $ 9,456      $ 7,706
Work-in-progress        1,049        1,113
Finished goods         33,569       29,127
                      -------      -------
Inventories, net      $44,074      $37,946
                      =======      =======

NOTE 3  COMPREHENSIVE INCOME

Accumulated other comprehensive income, in the equity section of our balance sheet, is composed primarily of unrealized gains and losses on marketable securities. We recorded an unrealized gain, net of taxes, of approximately $110.1 million for the change in value between December 31, 1999 and March 31, 2000 in the Cisco shares we hold. We recorded an unrealized loss, net of taxes, of approximately $5,900 for the change in value in the remainder of our marketable securities portfolio during this same time period. Our foreign currency translation adjustments were not significant as of March 31, 2000 or 1999. The following table presents the components of comprehensive income (in thousands):

                                                        Three Months Ended March 31,
                                                        ----------------------------
                                                          2000                1999
                                                        ---------            -------
Net income                                               $ 28,371            $2,455
Other comprehensive income, net of tax:
  Change in unrealized gain on investments, net           100,330                --
                                                         --------            ------
Total comprehensive income                               $128,701            $2,455
                                                         ========            ======

NOTE 4  COMMITMENTS AND CONTINGENCIES

STOCKHOLDER LITIGATION - AFC and various of its current and former officers and directors are defendants in a consolidated lawsuit which purports to be a class action filed on behalf of certain of our stockholders. The lawsuit alleges that the defendants violated certain federal securities laws. The plaintiffs filed a consolidated Amended Complaint on or about January 27, 1999. Defendants' motion to dismiss the complaint was granted by the Court on March 24, 2000. Plaintiffs were given leave to file an amended complaint, which they filed on June 2, 2000. Defendants moved again to dismiss this complaint. Limited discovery has occurred, and only limited discovery is expected to occur pending ruling on the motion to dismiss the most recent complaint. Based on current information, we believe the suit to be without merit and intend to defend AFC and its officers and directors vigorously. Although it is reasonably possible we may incur a loss upon the conclusion of this claim, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the consolidated financial statements. In the opinion of management, resolution of this matter is not expected to have a material adverse effect on our financial position. However, depending on the amount and timing, an unfavorable resolution of this matter could materially affect our future results of operations or cash flows in a particular period. In connection with these legal proceedings, we expect to incur substantial legal and other expenses. Stockholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of management from the operations of AFC.

NOTE 5  OTHER INCOME

Included in other income is $32.75 million in cash that Marconi Communications Inc. (Marconi) paid to us related to the settlement of litigation in February 2000.

NOTE 6  SEGMENT REPORTING

We derive substantially all of our revenues from sales of the OmniMAX(TM) global family, and our company is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, we have a single reportable segment and report only certain enterprise-wide disclosures.

For the first quarter of 2000, revenues from sales to customers, excluding royalties, were $85.2 million, compared with $67.5 million in the same period of 1999. We have a single reportable segment; thus, there is no difference between reportable income and consolidated income. Long-lived assets, excluding deferred tax assets, located in the U.S. increased to $67.5 million as of March 31, 2000 from $63.2 million as of December 31, 1999. Long-lived assets, excluding deferred tax assets, located in foreign countries decreased to $0.9 million as of March 31, 2000 from $1.0 million as of December 31, 1999.

NOTE 7  SUBSEQUENT EVENT - POOLING OF INTERESTS COMBINATION

In April 2000, we announced a definitive agreement to acquire privately-held GVN Technologies, Inc. (GVN), a developer of integrated access device equipment for the service provider market. On May 16, 2000, we acquired GVN in an acquisition accounted for as a pooling of interests. Under terms of the agreement, approximately 1.1 million shares and options to purchase AFC common stock were issued in exchange for all outstanding shares and options of GVN. All historical financial information contained herein has been restated to include the combined operating results, financial position and cash flows of AFC and GVN.

The following information presents certain income statement data of the separate companies for the periods preceding the merger (in thousands):

                              THREE MONTHS ENDED MARCH 31,
                             -----------------------------
                               2000                 1999
                             --------             --------
Net revenues
    AFC                      $ 85,079             $ 67,590
    GVN                           340                   10
                             --------             --------
                             $ 85,419             $ 67,600
                             ========             ========

Net Income (loss)
    AFC                      $ 28,944             $  3,012
    GVN                          (573)                (557)
                             --------             --------
                             $ 28,371             $  2,455
                             ========             ========

There were no material transactions between AFC and GVN prior to the merger. The effects of conforming GVN's accounting policies to those of AFC were not material.

NOTE 8  NET INCOME PER SHARE

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of shares of common stock on an as-if converted basis, and common equivalent shares from options and warrants to purchase common stock using the treasury stock method, when dilutive.

The computation of shares and net income used in the calculation of basic and diluted net income per share for the three month periods ended March 31, 2000 and 1999 (in thousands, except per share data):

                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                         --------------------------
                                                           2000               1999
                                                         -------            -------
Net income                                               $28,371            $ 2,455
                                                         =======            =======

Shares used in basic per share calculations,
  actual weighted average common shares
  outstanding for the period                              79,624             76,615

Weighted average number of shares upon
  exercise of dilutive options and warrants                5,344              3,114
                                                         -------            -------
Shares used in diluted per share calculations             84,968             79,729
                                                         =======            =======
Basic net income per share                               $  0.36            $  0.03
                                                         =======            =======
Diluted net income per share                             $  0.33            $  0.03
                                                         =======            =======


NOTE 9  CERTAIN ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 in June 1998, Accounting for Derivative Instruments and Hedging Activities. The effective date has been deferred to fiscal years beginning after June 15, 2000. The statement will be effective for us beginning in the first quarter of 2001. This standard requires that we recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The treatment of gains or losses resulting from changes in the derivative will be determined depending on the type and use of the derivative and whether it qualifies for hedge accounting. We are currently evaluating the requirements and the impact of SFAS No. 133.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Except for the historical financial information contained herein, the following discussion and analysis may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding our intent, belief, estimates, current plans, or expectations. Current and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements.

Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements, as set forth below in "Certain Factors That Might Affect Future Operating Results" in our Quarterly Report on Form 10-Q for the period ended June 30, 2000, as filed with the Securities and Exchange Commission (SEC), are:

- Our operating results will likely continue to fluctuate due to seasonality and other factors.

- Because a limited number of customers account for a substantial portion of our total revenues, the loss of a single customer could have significantly adverse impact on our business.

- We may continue to experience delays and defects in product development and product feature releases.

- We conduct business internationally and face several risks associated with international markets.

- We face intense competition, and the competitive landscape in our industry changes rapidly.

- Our business and operating results will be harmed if we fail to manage recent and potential growth.

- Our product line is concentrated within a single family of products, and our ability to introduce new product features and to respond to rapid technological change is subject to significant uncertainty.

- Our ability to protect our proprietary technology is limited, and we expect to continue to be subject to third-party claims of intellectual property infringement.

- Our customers are concentrated in a single industry which expose us to fluctuations in capital spending pattern and other factors affecting demand for our products in this industry.

- We may be unable to secure necessary components and support because we depend upon a limited number of third-party manufacturers and support organizations, over which we have no control, and in some cases rely upon sole source suppliers.

- We must attract, retain, and motivate key technical and management personnel in a competitive market.

- Recent and future acquisitions may adversely affect our operations and financial results.

- We are party to costly and disruptive legal proceedings, the outcome of which is unpredictable.

- Our business will suffer if our products do not comply with numerous regulations and industry standards, which are subject to change.

- There may be other risks identified from time to time in our reports and registration statements filed with the SEC.

The following discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto, on pages 1 through 6 of this Form 8-K.

OVERVIEW

We design and manufacture worldwide broadband access solutions for the portion of the telecommunications network between the carrier's central office and its subscribers, often referred to as the "last mile". Our OmniMAX(TM) is a global product family consisting of multi-service access platforms with integrated optics and intelligent customer premises equipment. Our OmniMAX products can quickly and cost-effectively upgrade legacy networks ubiquitously delivering narrowband, wideband, and broadband services to subscribers regardless of their geographic proximity to a carrier's central office.

Our OmniMAX product portfolio consists of: AccessMAX(TM), a variety of broadband multi-service access platforms including our flagship product, the UMC1000(TM), that provide local loop voice, data, and broadband solutions; PremMAX(TM), a series of integrated access devices that provide integrated voice and data at the customer premises; and TransMAX(TM), a Sonet/SDH optical transport system for metro ring solutions. We also design and manufacture environmentally hardened outside plant cabinets and technology ranging from 48 to 2,048 lines, as well as indoor cabinets ranging from 48 to 480 lines.

On May 16, 2000, we completed the acquisition of GVN Technologies, Inc. (GVN), of Largo, Florida, a leading developer of integrated access device equipment for the service provider market. In the acquisition, the former stockholders of GVN received shares of our common stock in exchange for their shares of GVN at the rate of .088 shares of our common stock for each share of GVN common stock and preferred stock. The acquisition was accounted for as a pooling of interests. An aggregate of 894,306 shares of our common stock was issued pursuant to the acquisition, and an aggregate of 209,794 options to purchase GVN common stock was assumed by us.

All of our financial data presented in the condensed consolidated financial statements and management's discussion and analysis of financial condition and results of operations included within this Current Report on Form 8-K have been restated to include the historical financial information of GVN in accordance with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of a business combination and pursuant to regulation S-X. Our statement of income for the three-month period ended March 30, 2000 has been combined with the GVN statement of income for the three-month period ended March 30, 2000. Our statement of income for the three-month period ended March 30, 1999 has been combined with the GVN statement of income for the three-month period ended March 31, 1999. This presentation is in accordance with the rules and regulations of the SEC which require that the comparable fiscal periods be combined in the condensed consolidated financial statements. The condensed consolidated balance sheets at March 31, 2000 and December 31, 1999 combine the balance sheets of GVN as of March 31, 2000 and December 31, 1999, respectively.

RESULTS OF OPERATIONS

REVENUES. In the first quarter ended March 31, 2000, our revenues increased $17.8 million, or 26.3%, to $85.4 million as compared with $67.6 million for the same period in 1999.

The increase in revenues was primarily due to higher U.S. revenues. U.S. revenues in the first quarter of 2000 were $76.4 million compared with $58.9 million in the first quarter of 1999, an increase of 29.7%. The increase in U.S. revenues for the period was mainly due to increased sales to competitive local exchange carriers, regional Bell operating companies, and Tellabs, Inc.

International revenues totaled $9.0 million in the first quarter of 2000, compared with $8.7 million for the comparable period in 1999. The increase in international revenues was primarily due to higher sales to customers in France, the Caribbean, and Japan. International revenues represented 10.6% and 12.8% of total consolidated revenues, respectively.

In the first quarter of 2000, WinStar Communications, Inc. (WinStar) accounted for 24.8% of total revenues and Sprint North Supply, a subsidiary of Sprint (Sprint), accounted for 11.3%. For the quarter ended March 31, 1999, WinStar accounted for 13.6% of total revenues, and Sprint accounted for 13.0%. No other customer accounted for 10% or more of total revenues in any of these periods. Although our largest customers have varied from period to period, we anticipate that results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. This dependence may increase due to our strategy of focusing on securing large accounts. There can be no assurance that our principal customers will continue to purchase product from us at current levels, if at all. Marconi is our only customer who has entered into an agreement requiring it to purchase a minimum amount of product from us. The loss of one or more principal customers may result in lower revenues and decreased net income.

GROSS PROFIT. In the first quarter of 2000, gross profit as a percentage of revenues grew to 46.3 % from 45.0% in the same period in 1999.

The increase in gross profit in the first quarter of 2000 as compared with 1999 was primarily due to the gross profit associated with the product mix sold to particular customers and the higher proportion of sales to U.S. customers, which tend to have higher gross profit margins.

In the future, gross profit may fluctuate due to a wide variety of factors, including: our ability to introduce new products and technologies on a timely basis, the timing of new product introductions or announcements by us or our competitors, the mix between U.S. and international sales, the customer mix, the product feature mix, the timing and size of orders which are received and can be shipped in a quarter, the availability of adequate supplies of key components and assemblies, component pricing due to vendor allocation, engineering and manufacturing efficiencies, the extent of global sourcing of our products, price competition, unit volume, royalty revenues, excess or obsolete inventory, and changes in warranty coverage.

RESEARCH AND DEVELOPMENT. In the first quarter of 2000, research and development expenses increased $2.9 million to $14.7 million compared with $11.8 million for the same period in 1999 and represented 17.2% and 17.5% of total revenues, respectively.

The increase in research and development expenses for the first three months of 2000, as compared with the same period in 1999, was primarily due to increased usage of outside services for testing and product development, hiring and relocation costs, and depreciation on test equipment used to develop and test new products and features. We believe that rapidly evolving technology and competition in our industry necessitate the continued commitment of resources to our product development in order to remain competitive. We plan to continue to support the development of new products and features as well as product cost reductions, while seeking to carefully manage the rate of increase of such expenses through expense controls. All research and development costs to date have been expensed as incurred.

SELLING, GENERAL, AND ADMINISTRATIVE. For the first quarter of 2000, selling, general, and administrative expenses increased $0.7 million to $16.8 million compared with $16.1 million for the same period in 1999 and represented 19.7% and 23.8% of total revenues, respectively.

The increase in selling, general, and administrative expenses in the first quarter of 2000, as compared with 1999, is primarily due to higher compensation and benefits, donations for educational purposes, increased travel-related expenses, and higher usage of outside services, partially offset by decreases in litigation and legal costs. We plan to continue to allocate resources to our sales, marketing, and administrative functions to remain competitive in our industry and to support our research and development functions. We recognize the need to balance these costs with expense controls to carefully manage the increase of such expenses.

OTHER INCOME. In the first quarter of 2000, other income increased $33.5 million from $1.5 million in the first quarter of 1999 to $35.0 million. The increase was primarily a result of $32.75 million in cash received in conjunction with the litigation settlement with Marconi in February 2000.

INCOME TAXES. For the first quarter of 2000 and 1999, we recorded income taxes at an effective rate that approximated the combined federal and state statutory rates. Our effective tax rate in 2000 is 34.0%. In the first quarter of 1999, our effective tax rate was 38%, and it was not until the second quarter of 1999 that a change in the tax law enabled us to utilize the net operating loss carry-forward of GVN to reduce our effective tax rate. The effective rate for the entire year of 1999 was 39.0%. The increase in the tax rate during 1999 was primarily due to the gain arising from the conversion of our investment in Cerent Corporation, Inc. into Cisco Systems, Inc. (Cisco) common stock in November 1999.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2000, cash and cash equivalents were $30.8 million, compared with $31.4 million as of December 31, 1999. Marketable securities totaled $908.6 million as of March 31, 2000, compared with $700.8 million as of December 31, 1999. The $207.8 million increase between periods was primarily a result of the $166.9 million unrealized gain, before taxes, for the change in value of the Cisco shares we hold.

Operating activities for the first three months of 2000 generated net cash of $45.1 million. This was primarily the result of net income, which included a $32.75 million litigation settlement, and adjustments for non-cash activities such as tax benefits from option exercises. Net cash of $51.7 million was used in investing activities in the first three months of 2000, primarily as a result of purchases of marketable securities.

We have a $30.0 million unsecured bank line with two banks, which expires in July 2000. The bank line carries interest of LIBOR plus 1.50%. Under the bank line, the banks may issue letters of credit up to

$10.0 million on our behalf. As of March 31, 2000, $2.7 million in letters of credit were outstanding, of which $1.0 million was issued as a short-term deposit on one of our leased facilities and another $1.0 million was issued as a five-year deposit on the same building. The bank line requires us to comply with certain financial covenants. As of March 31, 2000, no borrowings were outstanding under the bank line, and we were in compliance with the covenants.

We also maintain bank agreements with two banks under which we may enter into foreign exchange contracts up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. As of March 31, 2000, there were approximately $3.1 million in foreign exchange contracts outstanding.

In February 2000, we entered into a hedging transaction structured as a costless collar agreement, with a term of approximately three years, to minimize the potential market risk on approximately 10 million (post-split) shares of Cisco stock we own. We have the ability to borrow against the value of a portion of the shares hedged, which we have pledged to secure our obligations under the collar agreement. We plan to hedge approximately 530,000 (post-split) additional shares of Cisco common stock expected to be received in our second quarter 2000. For additional information with respect to the potential impact of adverse market price volatility on the Cisco stock we own, refer to Part I, Item 3 - "Quantitative and Qualitative Disclosures About Market Risk on page 20 of our Quarterly Report for the period ended June 30, 2000 as filed with the SEC.

We have lease lines totaling $4.6 million that were used for equipment and furniture purchases.

We believe that our existing cash and short-term investments, available credit facilities and cash flows from operating and financing activities will be adequate to support our financial resource needs, including working capital requirements, capital expenditures, and operating lease obligations, for the next twelve months.

SEASONALITY

Many of our customers install a portion of the OmniMAX system in outdoor locations. Because of this, shipments of the OmniMAX global product family are subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. The majority of our sales are to companies in the U.S., and, accordingly, we believe the effect of seasonality will generally cause our revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31. Revenues in the first quarter of 2000 were higher than the preceding quarter due, in part, to higher international revenue levels.